SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Filed by the Registrant                     /X/

     Filed by a Party other than the Registrant  /  /

     Check the appropriate box:
     /X/      Preliminary Proxy Statement
     / / Confidential, for Use of the Commission Only (as permitted by Rule
          14a-6(e)(2))
     / / Definitive Proxy Statement / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            FACTORY 2-U STORES, INC.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


     Payment of Filing Fee (Check the appropriate box):

     /X /  No fee required
     /  /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
                and 0-11
          (1)  Title of each class of securities to which transaction applies:
          (2)  Aggregate number of securities to which transaction applies:
          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
               (set forth the amount on which the filing fee is calculated and state how it was determined):
         (4)   Proposed maximum aggregate value of transaction:
         (5)   Total fee paid:

     /  /  Fee paid previously with preliminary materials.
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.

     Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         (1)   Amount Previously Paid:
         (2)   Form, Schedule or Registration Statement No.:
         (3)   Filing Party:
         (4)   Date Filed:

                            FACTORY 2-U STORES, INC.

          4000 RUFFIN ROAD, SAN DIEGO, CALIFORNIA 92123 (619) 627-1800

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 JUNE 23, 1999

TO THE STOCKHOLDERS OF FACTORY 2-U STORES, INC.:

Notice is hereby given that the Annual Meeting of the stockholders of Factory 2-U Stores, Inc. will be held at the Marriott Hotel & Marina, 333 West Harbor Drive, San Diego, California, on Wednesday June 23, 1999 at 10:00 o'clock a.m. for the following purposes:

1. To elect two (2) Class III directors to hold office until the Annual Meeting of Stockholders in 2002 and until their successors are elected.

2. To vote upon a proposal to amend the Certificate of Incorporation to reduce to 35,000,000 the number of shares of common stock the Company is authorized to issue.

3. To consider a proposal to ratify the selection of the Company's independent accountants.

4. To transact such other business as may properly come before the meeting.

Only stockholders of record as of the close of business on May 14, 1999 will be entitled to notice of or to vote at the meeting or any adjournment of the meeting. The Company's transfer books will not be closed.

If you do not intend to be present in person at the meeting, please sign and promptly return the enclosed Proxy. If you attend the meeting and vote in person, the Proxy will not be used.

By Order of the Board of Directors

Wm. Robert Wright II
SECRETARY

Dated: ________________, 1999

                                PROXY STATEMENT

                      SOLICITATION AND REVOCATION OF PROXY

The accompanying Proxy is solicited by the Board of Directors of Factory 2-U Stores, Inc. (the "Company"). All shares represented by proxies will be voted in the manner designated; or if no designation is made, they will be voted for the election of the directors named below. Shares represented by proxies which instruct the proxy holders to abstain (or which are marked by brokers to show that specified numbers of shares are not to be voted) with regard to particular matters will not be voted (or will not be voted as to the specified numbers of shares) with regard to those matters. THIS PROXY STATEMENT AND THE ACCOMPANYING FORM OF PROXY ARE BEING MAILED ON OR ABOUT MAY 24, 1999 TO ALL STOCKHOLDERS OF RECORD ON MAY 14, 1999.

REVOCATION

Any stockholder giving a proxy has the power to revoke it at any time before it is voted by delivery of a written instrument of revocation to the office of the Company, 4000 Ruffin Road, San Diego, California 92123, or in open meeting, without, however, affecting any vote previously taken. The presence of a stockholder at the meeting will not operate to revoke a proxy, but the casting of a ballot by a stockholder who is present at the meeting will revoke a proxy as to the matter on which the ballot is cast.

COST AND METHOD OF SOLICITATION

The Company will bear the cost of soliciting proxies. Proxies are being solicited by mail and, in addition, directors, officers and employees of the Company may solicit proxies personally or by telephone or telegraph. The Company will reimburse custodians, brokerage houses, nominees and other fiduciaries for the cost of sending proxy material to their principals.

VOTING RIGHTS AND PROXIES

Only stockholders of record as of the close of business on May 14, 1999 (the "Record Date"), will be entitled to vote at the meeting. The only outstanding voting securities of the Company on that date were 12,114,124 shares of Common Stock. Each outstanding share of Common Stock is entitled to one vote.

Stock may be voted in person or by proxy appointed by a writing signed by a stockholder. Any message sent to the Company prior to the time for voting which appears to have been transmitted by a stockholder, or any reproduction of a proxy, will be deemed sufficient. No proxy will be revoked by the death or incapacity of the maker, unless written notice of that death or incapacity is given to the Company by the fiduciary having control of the shares represented by the proxy.

PRINCIPAL STOCKHOLDERS


The following persons are known by the Company to have owned beneficially more than 5% of any class of the Company's voting securities as of the Record Date:


NAME AND ADDRESS                                                         COMMON STOCK
OF BENEFICIAL OWNER(1)                                       NUMBER        PERCENT OF CLASS
Three Cities Fund II L.P (2)                                1,506,531           12.4
Three Cities Offshore II C.V (2)                            2,538,313           21.0
Quilvest American Equity, Ltd.                              1,184,193            9.8
  Craigmuir Chambers
  P.O. Box 71, Road Town
  Tortola, British Virgin Islands



1. Except as otherwise indicated, the address of the beneficial owners is c/o Three Cities Research, Inc., 650 Madison Avenue, New York, NY 10022.

2. As the investment adviser to both Three Cities Fund II L.P. and Three Cities Offshore C.V., with power to direct voting and disposition by both those Funds, Three Cities Research, Inc. may be deemed to be the beneficial owner of the total of 4,044,844 shares owned by both funds. In addition, because H. Whitney Wagner is a principal officer of the indirect general partner of Three Cities Fund II LP and J. William Uhrig is the sole stockholder of the indirect general partner of Three Cities Offshore II C.V., Mr. Wagner may be deemed to be a beneficial owner of the shares owned by Three Cities Fund II L.P. and Mr. Uhrig may be deemed to be a beneficial owner of the shares owned by Three Cities Offshore II C.V.

On the Record Date, The Depository Trust Company owned of record ________shares of Common Stock, constituting ____% of the outstanding Common Stock. The Company understands those shares were held beneficially for members of the New York Stock Exchange, some of whom may in turn have been holding shares beneficially for customers.

As of the Record Date, 1999 the Company's directors and executive officers beneficially owned the following voting securities of the Company:



                                   AMOUNT AND
                                   NATURE OF
                                   BENEFICIAL          PERCENT OF
NAME OF BENEFICIAL OWNER           OWNERSHIP(1)        CLASS
---------------------------        -------------       ----------

John J. Borer III                    116,950           1.0%
William F. Cass                       29,258            *
Peter V. Handal                       68,274            *
B. Mary McNabb                        90,112            *
Ira Neimark                            1,502            *
Tracy W. Parks                        21,662            *
Ronald Rashkow (2)                   120,690           1.0%
Michael M. Searles                   270,742           2.2%
James D. Somerville                  185,148           1.5%
Jonathan W. Spatz                    105,897            *
H. Whitney Wagner(3)                  11,009            *
Wm. Robert Wright II                   2,151            *
Directors  and  Officers as a      1,023,395           8.4%
Group
----------

*    Less than 1%.

1. Includes shares which may be acquired within 60 days through the exercise of stock options or warrants, as follows: Mr. Borer, 92,164 shares; Mr. Cass, 20,591 shares; Mr. Handal, 3,137 shares; Ms. McNabb, 51,678 shares; Mr. Neimark, 1,252 shares; Mr. Parks, 5,022 shares; Mr. Rashkow, 3,137 shares; Mr. Searles, 18,080 shares; Mr. Somerville, 39,173 shares; Mr. Spatz, 29,631 shares; Mr. Wagner, 500 shares; Mr. Wright, 500 shares; all officers and directors as a group, 264,865 shares.

2. Includes 41,591 shares of Common Stock held by members of Mr. Rashkow's family. Does not include shares owned by Mr.
Rashkow's  adult  children.

3. Does not include shares owned by Three Cities Fund II L.P. A corporation of which Mr. Wagner is an officer is an indirect general partner of that Fund. Three Cities Research, Inc., of which Mr. Wagner is an officer, and of which Mr. Wright is a principal, is the adviser to Three Cities Fund II L.P. and to Three Cities Offshore II C.V., which own a total of 4,044,844 shares and has the power to direct the voting and disposition of those shares.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

The Board of Directors (the "Board") of the Company is divided into three classes. Directors are elected, by class, for three year terms. Successors to the class of directors whose term expires at any annual meeting are elected for a new three-year term. Messrs. Neimark and Searles are nominated to serve for a three-year term extending until the Annual Meeting of Stockholders in 2002 and until a successor is elected.

Unless a proxy contains a contrary instruction, all proxies submitted in the accompanying form will be voted for the election of the three nominees. If any nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of another person designated by the Board. Each director will be elected by a plurality of the votes cast, assuming a quorum is present. Stockholders do not have cumulative voting rights in the election of directors.

DIRECTORS

The following table sets forth certain information regarding each nominee for election as a director and each director whose term of office will continue after the Annual Meeting.


NAME                               AGE       POSITION                      SERVED ON THE      EXPIRATION OF TERM
                                                                           BOARD SINCE         AS DIRECTOR

Michael M. Searles(1)(2)           50        Director, Chairman of the  Board,  1998                1999
                                             President and Chief Executive
                                             Officer
John J. Borer III(3)               41        Director                           1994                1999

Ira Neimark(2)                     77        Director                           1998                1999

H. Whitney Wagner(1)               43        Director                           1997                2000

Peter V. Handal                    56        Director                           1997                2001

Ronald Rashkow                     56        Director                           1997                2001

James D. Somerville(1)(4)          57        Director                           1997                2001

Wm. Robert Wright II               31        Director                           1998                2001
----------


(1)  Member of the Executive Committee.

(2)  Nominee for election.

(3) Mr. Borer has advised the Company that he will not stand for re-election. The Company does not currently expect to fill Mr. Borer's position.

(4) Mr. Somerville has advised the Company that he will resign as a member of the Board effective June 23, 1999. The Company does not currently expect to fill Mr. Somerville's position.

MICHAEL SEARLES has been a director of the Company since November 1998. In addition Mr. Searles has been Chairman of the Board of the Company since November 1998. Mr. Searles was President and Chief Executive Officer of General Textiles and Factory 2-U from March 1998 until November 1998. Between May 1996 and June 1997, Mr. Searles held the position of President, Merchandising and Marketing, at Montgomery Ward Inc. Montgomery Ward, Inc. filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in July 1997. Prior to that, from April 1993 to July 1995, Mr. Searles served as President and Chief Executive Officer of the Women's Special Retail Group (Casual Corner Group), a division of U.S. Shoe Corp. Earlier in his career, from 1984 to 1993, Mr Searles was President of Kids "R" US, a division of Toys "R" US, Inc.

JOHN J. BORER III has been a director of the  Company  since  August  1994.
From October 1991 to March 1998, Mr. Borer was a Managing Director of Rodman and Renshaw, Inc., an investment banking firm. On March 18, 1998, Rodman & Renshaw, Inc. and its parent holding company filed petitions for liquidation under Chapter 7 of the U.S. Bankruptcy Code. Since March 1998, Mr. Borer has been a Senior Managing Director of R&R Capital Group, Inc. (which has since been renamed Rodman & Renshaw, Inc.).

IRA NEIMARK became a director of the Company in August 1998. From 1975 to 1992, he held various positions with Bergdorf Goodman & Co., most recently as Chairman of the Board and Chief Executive Officer. Since 1992, he has been a consultant on retailing activities. Currently, he is an advisor to Mitsukushi Department Stores of Japan and to Three Cities Research. Mr. Neirmark is a director of Garden Ridge corporation (a specialty retailing company) and of Hermes of Paris, as well as a director of The Fashion Institute Foundation.

H. WHITNEY WAGNER has been director of the Company since January 1997. He is a Vice President of Three Cities Research. He joined Three Cities Research in 1983 and was elected a Vice President in 1986. Mr. Wagner also serves on the board of directors of Garden Ridge Corporation. From January 1993 to January 1998, Mr. Wagner served on the board of directors of MLX.

PETER V.  HANDAL has been a director of the Company  since  February  1997.
Since 1990, he has been President of COWI International Group (a management consulting firm). Mr. Handal is also Chief Executive Officer of J4P Associates LP (a real estate developer) and President of Fillmore Leasing Company, Inc. (which leases automobiles, computers and warehouse equipment). He serves on the Board of Directors of Cole National Corporation, Jos. S. Bank Clothiers, Buster Brown Apparel (as non-executive Chairman) and W. Kruk, S.A.

RONALD RASHKOW has been a director of the Company since February 1997. He has been a principal of Chapman Partners, L.L.C., an investment banking firm, since its founding in September 1995. For more than five years prior to that, he served as Chief Executive Officer and Chairman of the Board of Directors of Handy Andy Home Improvement Centers, Inc. (a building supply retailer started by his family in 1946). Handy Andy Home Improvement Centers, Inc. filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in October 1995 and was consensually liquidated in 1996. From 1989 to 1993, Mr. Rashkow was a director, vice president and consultant to Spirit Holdings Company, Inc., Central Hardware Company, Inc. and Witte Hardware Corporation (each a retailer and wholesaler of hardware and building materials). Spirit Holdings Company, Inc., Central Hardware Company, Inc. and Witte Hardware Corporation filed in voluntary petition under Chapter 11 of the United States Bankruptcy Code in March 1993 and emerged from bankruptcy in February 1994.

JAMES D. SOMERVILLE has been a director of the Company since February 1997. He served as Chairman of the Board from February 1997 to November 1998. He has more than 30 years of broad-based experience in both consulting and general management. Since 1996, Mr. Somerville has headed his own firm, Somerville & Associates, consulting to senior managements and boards of directors. From 1991 until 1996, he served as Executive Vice President of BET, Inc. and as a director of BET plc, an international services conglomerate.

WM. ROBERT WRIGHT II has been a director of the Company since November 1998. He has been employed by Three Cities Research since 1992, except for a period from July 1993 to August 1995 when he was in a graduate program at Harvard University. He has been a Principal of Three Cities Research since 1998. Before joining Three Cities Research, Mr. Wright worked for Marriott International in its strategic planning department. He is the Secretary (but not an employee) of the Company.



EXECUTIVE OFFICERS

The following table sets forth certain information concerning the executive officers of the Company, who are not directors.


NAME                          AGE       POSITION                                OFFICER OF THE COMPANY
                                                                                SINCE

B. Mary McNabb                50        Executive Vice President,               1990
                                        Merchandising and General
                                        Merchandise Manager
William F. Cass               50        Executive Vice President,               1996
                                        Store Operations
Jonathan W. Spatz             43        Executive Vice President and            1997
                                        Chief Operating Officer
Tracy W. Parks                39        Senior Vice President, Information      1998
                                        Systems and Chief Information
                                        Officer
Norman G. Plotkin             45        Senior Vice President, Store            1998
                                        Development and General Counsel


     B. MARY MCNABB is the Executive Vice President of Merchandising and General Merchandise Manager of the Company. Ms. McNabb joined the Company in 1990.

     WILLIAM F. CASS is the Executive Vice President of Store Operations of the Company. Mr. Cass joined the Company in March 1996. Prior to joining the Company, Mr. Cass held positions as Managing Director, Director of New Business Development and Senior Vice President of Merchandising at Clothestime.

     JONATHAN W. SPATZ was appointed Chief Operating Officer of the Company in December 1998. Mr. Spatz joined the Company in June 1997 as Executive Vice President and Chief Financial Officer of the Company and served in those positions until December 1998. Prior to joining the Company, from July 1994 to June 1997, Mr. Spatz was the Chief Financial Officer of Strouds.

     TRACY W. PARKS is the Senior Vice President of Information Systems and the Chief Information Officer of the Company. Mr. Parks joined the Company in March 1998. Prior to joining the Company, from April 1996 to March 1998, Mr. Parks was the Vice President of Management Information Systems of Guess? Inc.

     NORMAN G. PLOTKIN is the Senior Vice President of Store Development and General Counsel of the Company. Mr. Plotkin joined the Company in July 1998. Prior to joining the Company, Mr. Plotkin was the Senior Vice President of Finance and Administration and General Counsel of Handy Andy Home Improvement Centers, Inc. Handy Andy Home Improvement Centers, Inc. filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in October 1995 and was consensually liquidated in 1996.


                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table contains information about the compensation during fiscal 1998 of the Company's principal executive officer and each of its other four most highly paid executive officers:

                           SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION                                        LONG-TERM COMPENSATION
                                                                                                     AWARDS
                                                                            OTHER              RESTRICTED      SECURITIES
                                                                           ANNUAL              STOCK          UNDERLYING
NAME AND PRINCIPAL                           SALARY         BONUS          COMPENSATION(1)     AWARDS         OPTIONS/
   POSITION                    YEAR (1)      ($)            ($)            ($)                 ($)            SARS
--------------------          --------     ------------   -----------   ------------           -----------  ------------

Michael M. Searles            1998           $438,463       $1,834,835     (3)                 -             361,596
President, Chief
Executive Officer and
Chairman of the Board
(4)

William F. Cass               1998           $200,000       $  100,000     (3)                 -                  -
Executive Vice                1997           $199,038       $   32,500     (3)                 -             33,147
President                     1996           $110,769       $        -     (3)                 -              3,013
Store Operations

B. Mary McNabb                1998           $200,000       $  100,000     (3)                 -                  -
Executive Vice                1997           $197,596       $   42,500     (3)                 -             82,865
President                     1996           $168,846       $        -     (3)                 -              2,234
Merchandising


Tracy W. Parks                1998           $137,500       $  135,000     (3)                 -             15,066
Senior Vice President
Information Systems
and Chief Information
Officer(5)

James D. Somerville(6)        1998           $150,000                -     (3)                 -                  -
                              1997           $137,308                -     (3)                 -             77,593

Jonathan W. Spatz             1998           $228,769       $  122,000     (3)                 -             18,080
Executive Vice                1997           $139,423       $   65,000     (3)                 -             36,159
President and Chief
Operating Officer





                                             LONG-TERM COMPENSATION
                                             PAYOUTS
                                             LTIP                        ALL OTHER
NAME AND PRINCIPAL                           PAYOUTS                  COMPENSATION(2)
   POSITION                    YEAR (1)      ($)                      ($)
--------------------          --------     ------------               -----------

Michael M. Searles            1998           -                        $101,613
President, Chief
Executive Officer and
Chairman of the Board
(4)

William F. Cass               1998           -                        $    960
Executive Vice                1997           -                        $  3,900
President                     1996           -                               -
Store Operations

B. Mary McNabb                1998           -                        $    960
Executive Vice                1997           -                        $    900
President                     1996           -                        $  1,042
Merchandising


Tracy W. Parks                1998           -                        $ 40,208
Senior Vice President
Information Systems
and Chief Information
Officer(5)

James D. Somerville(6)        1998           -                               -
                              1997           -                               -

Jonathan W. Spatz             1998           -                        $  6,296
Executive Vice                1997           -                               -
President and Chief
Operating Officer



(1) The Company refers to a fiscal year by the year in which most of the activity occurred (for example, the fiscal year ended January 31, 1999 is referred to as fiscal 1998).

(2) "All Other Compensation" for 1998 includes (i) matching contributions under the Company's 401(k) Savings Plan and (ii) reimbursement of moving expenses of $40,208 to Mr. Parks, $101,613 to Mr. Searles and $6,296 to Mr. Spatz.

(3) The aggregate amount of such compensation is less than the lesser of $50,000 or 10% of such person's total annual salary and bonus.

(4) Mr. Searles was appointed President and Chief Executive Officer of the Company in March 1998 and was appointed Chairman of the Board in November 1998. Mr. Searles' bonus includes $255,616 paid as a sign-on bonus and $1,579,219 as a supplemental bonus to provide Mr. Searles with a home in California comparable to his prior residence. Mr. Searles has voluntarily forgone a performance-based bonus for fiscal 1998 in the amount of $300,000.

(5) Mr. Parks was appointed Senior Vice President of Information Systems and Chief Information Officer of the Company in March 1998. Mr. Parks' bonus includes $35,000 paid as a sign-on bonus in March 1998.

(6) Mr. Somerville served as Chairman of the Board until November 1998.

GRANTS OF STOCK OPTIONS

The following table sets forth information concerning the award of stock options during fiscal 1998.


                         NUMBER OF       % OF TOTAL                                                     POTENTIAL REALIZABLE
                         SECURITIES      OPTIONS/ SARS                                                    VALUE AT ASSUMED
                         UNDERLYING      GRANTED TO                                                       ANNUAL RATES OF
                         OPTIONS/SARS    EMPLOYEES IN       EXERCISE OF                                  STOCK PRICE APPRECIATION
NAME                     GRANTED (#)     FISCAL YEAR        BASE PRICE          EXPIRATION DATE          FOR OPTION TERM (1)
                                                            ($/SH)
                                                                                                    5% ($)            10%($)
                                                                                                    ------            ------

Michael M. Searles        90,399        20.04%              $5.81               3/10/2003           $144,877       $ 320,360
                         271,197        60.13%              $6.64               3/10/2003           $209,539       $ 735,986

William F. Cass                -             -                  -                       -                  -               -

B. Mary McNabb                 -             -                  -                       -                  -               -

Tracy W. Parks            15,066         3.34%              $8.36               4/29/2003           $ 34,606       $ 76,652

James D. Somerville            -             -                  -                       -                  -              -

Jonathan W. Spatz         18,080         4.01%              $8.36               4/29/2003           $ 41,529       $ 91,987




(1) These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock.



EXERCISE OF STOCK OPTIONS

The following table sets forth information concerning exercises of stock options during fiscal 1998 and the fiscal year-end value of unexercised options.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                       FISCAL YEAR-END OPTION /SAR VALUES

                                                               NUMBER OF SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS/SARS AT FY     IN-THE-MONEY OPTIONS/SARS AT
                         SHARES ACQUIRED     VALUE ($)           END (#)                         FY END ($)
NAME                     ON EXERCISE         REALIZED       EXERCISABLE/UNEXERCISABLE        EXERCISABLE/UNEXERCISABLE


Michael Searles          -                   -                  0/361,596                      $      0/2,013,186

William F. Cass          -                   -              15,870/20,290                      $    80,659/91,914

B. Mary McNabb           -                   -              51,678/38,721                      $  256,022/175,406

Tracy Parks              -                   -                   0/15,066                      $         0/54,840

James D. Somerville      -                   -              38,419/39,174                      $  174,038/177,458

Jonathan W. Spatz        -                   -              12,053/42,186                      $   54,600/175,011



COMPENSATION OF DIRECTORS

During fiscal 1998, directors who were not salaried employees of the Company received a $10,000 annual fee payable quarterly and a fee of $1,000 for each meeting of the Board of Directors attended. In addition, since June 20, 1997, the directors of the Company who were not employees of the Company or of Three Cities Research, Inc., Messrs. Borer, Handal and Rashkow, and since August 1998, Mr. Neimark, received at the end of each fiscal quarter, options to purchase approximately 377 shares of

Common Stock. Beginning in fiscal 1999, directors who are not salaried employees of the Company receive a $12,000 annual fee payable quarterly and a fee of $1,250 for each meeting of the Board of Directors attended. In addition, all directors of the Company who are not employees of the Company receive at the end of each fiscal quarter options to purchase 500 shares of Common Stock. Each director is also granted 2,000 shares of Common Stock per year. All directors are reimbursed for out-of-pocket travel expenses incurred in attending meetings.

There are no other arrangements or agreements pursuant to which any of the directors are entitled to be compensated for serving as directors.


INFORMATION REGARDING THE BOARD OF DIRECTORS

The Board has Audit, Nominating, Executive and Compensation Committees.

The Audit Committee currently consists of Messrs. Borer, Rashkow and Wright. This Committee met five times in fiscal 1998. Its principal functions are reviewing and evaluating the results and scope of the audit and other services provided by the Company's independent accountants, as well as the Company's accounting principles and system of internal accounting controls. The Company's By-Laws provide that affiliated transactions and acquisitions by the Company of businesses not within certain SIC Codes (primarily covering wholesale apparel trade, retail stores, and apparel stores) must be approved by the Audit Committee.

The current Compensation Committee consists of Messrs. Handal, Neimark, Somerville and Wagner. This Committee met five times in fiscal 1998. Its principal functions are reviewing, approving and recommending to the full Board compensation arrangements for senior management and employee compensation programs. The Company's Board of Directors determines the compensation of the Company's executive officers based on recommendations from the Compensation Committee.

The Executive Committee consists of Messrs. Searles, Somerville and Wagner.
It is authorized to take such action as the Board of Directors may from time to time direct.

The Nominating Committee consists of Messrs. Handal, Neimark, Searles and Wagner. Its principal function is to consider potential nominees for election to the Board by either incumbent, directors or stockholders.

The Board normally holds meetings quarterly, but holds additional special meetings when required. During fiscal 1998, the Board met five times. Each director attended more than three-fourths of the total number of meetings of the Board and more than three-fourths of the total number of meetings of all committees of the Board on which he served.

EMPLOYMENT CONTRACTS

Mr. Michael Searles, President and Chief Executive Officer and a member of the Company's Board of Directors, is employed pursuant to a five-year employment agreement, which expires in March 2003. Under that agreement, Mr. Searles is entitled to receive an annual salary of not less than $600,000 and an annual bonus targeted at 50% of the base salary. In connection with the execution of his employment agreement, the Company granted Mr. Searles (a) options, which vest over five yeras, to purchase 90,399 shares of Common Stock for $5.81 per share, which was the closing market price on the day the options were granted, and (b) options to acquire 271,197 shares for $6.64 per share, of which options to purchase 135,999 shares become exercisable if and when the market price of the Common Stock is at least $19.91 for 60 days during any twelve month period and the remaining options become exercisable if and when the market price of Common Stock is at least $24.89 for 60 days during any twelve month period. In addition, the Company loaned Mr. Searles $1,400,000 with which to purchase from the Company what then were 1,400 shares of Series B Preferred Stock (and now are 242,662 shares of Common Stock). The Company has the option to repurchase these shares at various prices if Mr. Searles' employment terminates before his employment agreement expires.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH MANAGEMENT

In connection with Mr. Searles' employment, the Company purchased Mr. Searles' home in Connecticut for $1.3 million, the fair market value of the property to facilitate his relocation to California. The Company subsequently sold the home.

During fiscal 1998, Ira Neimark, a director, received $125,000 for rendering consulting services to the Company.

INDEBTEDNESS OF MANAGEMENT

On March 21, 1997, the Company sold 500 shares of Series B Preferred Shares to Mr. Somerville for $500,000. On March 25, 1997, the Company sold 200 shares of Series B Preferred Shares for $200,000 to Ms. McNabb and 50 shares to Mr. Cass for $50,000. On June 16, 1997, the Company sold 250 shares of Series B Preferred Shares to Mr. Spatz for $250,000. On April 29, 1998, the Company sold an aggregate of 1,686 shares of Series B Preferred Stock to the following Named Executive Officers: Mr. Searles 1,400 shares for $1,400,000; Mr. Parks 96 shares for $120,000; and Mr. Spatz 190 shares for $250,000. Each Series B Preferred Share has subsequently become 173.33 shares of Common Stock.

The purchase price for all shares were paid in the form of full-recourse notes receivable secured by the issued stock, except that Mr. Searles' promissory note is partial-recourse and Mr. Spatz's promissory note dated April 29, 1999 is partial-recourse. The notes accrue interest at 8% per annum and require principal payments equivalent to 16.25% of the annual bonus of each purchaser and a balloon payment of the unpaid principal and interest at maturity. Each of the notes matures five years after its date.

As of May 1, 1999, the following amounts were outstanding:


NAME OF                            AMOUNT
DIRECTOR/OFFICER                   OUTSTANDING
Michael M. Searles...................$1,400,000
William F. Cass......................    40,770
B. Mary McNabb ......................   217,415
Tracy W. Parks ......................   110,928
James D. Somerville..................   584,164
Jonathan W. Spatz ...................   522,695



             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of outside directors. The Committee is responsible for establishing and administering the compensation policies applicable to the Company's executive officers. All decisions by the Committee are subject to review and approval by the full Board of Directors.

The Company's executive compensation philosophy and specific compensation plans tie a significant portion of executive compensation to the Company's success in meeting specific profit, growth and performance goals.

The Company's compensation objectives include attracting and retaining the best possible executive talent, motivating executive officers to achieve the Company's performance objectives, rewarding individual performance and contributions, and linking executives' and stockholders' interests through equity based plans.

The Company's executive compensation consists of three key components: base salary, annual incentive compensation and stock options, each of which is intended to complement the others and, taken together, to satisfy the Company's compensation objectives. The Compensation Committee's policies with respect to each of the three components are discussed below.

BASE SALARY. In the early part of each fiscal year, the Compensation Committee reviews the base salary of the Chief Executive Officer (subject to requirements of his employment agreement) and the recommendations of the CEO with regard to the base salary of all other executive officers and approves, with any modifications it deems appropriate, annual base salaries for each of the Company's executive officers. Recommended base salaries of the executive officers, other than the CEO, are based on an evaluation of the individual performance of the executive officer, including satisfaction of annual objectives. The recommended base salary of the CEO is based on achievement of the Company's annual goals relating to financial objectives, including earnings growth and return on capital employed, and an evaluation of individual performance.

Recommended base salaries of the executive officers are also in part based upon an evaluation of the salaries of people who hold comparable positions at comparable companies.

ANNUAL INCENTIVE COMPENSATION. The Company's executive officers participate in a discretionary incentive bonus plan which provides for the payment of annual bonuses in cash or stock (or both), based on the Company's success in attaining financial objectives, and subjective factors, established from time to time by the Committee or the Board of Directors. The Committee will consider aggregate incentive cash and stock bonus payments to the executive officers, as a group, of up to 50% of their base salaries, and will consider bonus payments in stock in excess of 50% of the aggregate base salaries. The Committee awarded cash bonuses of $457,000 to its executive officers for fiscal 1998.

STOCK OPTIONS. The primary objective of the stock option program is to link the interests of the Company's, executive officers and other selected employees to those of the stockholders through significant grants of stock options. The aggregate number of options recommended by the Committee is based on practices of comparable companies, while grants of stock options to specific employees reflect their expected long-term contribution to the success of the Company.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. As of March 30, 1998, the Company entered into an employment agreement with Michael Searles, who has been its Chief Executive Officer since October 1998 (and was the chief executive officer of its operating subsidiaries before then), paid Mr. Searles a signing bonus and a housing bonus, as described under "Employment Contract".. The committee believed Mr. Searles base salary of $600,000 per year was commensurate with the salaries paid to other executives with similar experience in comparable companies. Mr. Searles' annual bonus is based on the achievement of corporate objectives set annually by the Committee after consultation with Mr. Searles. Mr. Searles' annual bonus is targeted at 50% of his base salary, but may vary depending on Company performance. In addition, Mr. Searles received options to purchase shares of Common Stock (subject to vesting provisions tied to increases in the market value of the Company's common stock). The Board felt these were commensurate with Mr. Searles' senior position. Also, the Company made a $1.4 million partial recourse loan to Mr. Searles, which he used to purchase stock of the Company. This helped carry out the Committee's belief that the most significant portion of Mr. Searles potential compensation should be tied to the appreciation of the share price of the Company's Common Stock.

Compensation Committee:

Peter V. Handal
Ira Neimark
James D. Somerville
H. Whitney Wagner

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Except for Mr. Somerville, no member of the Compensation Committee of the Board of Directors of the Company was, during fiscal 1998, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries. Mr. Somerville was Chairman of the Board until November 1998. He is an employee of the Company and received a salary of $150,000.

                               PERFORMANCE CHART

The following chart compares the five-year cumulative total return (change in stock price plus reinvested dividends) on the Common Stock with the total returns of the Nasdaq Composite Index, a broad market index covering stocks listed on the Nasdaq National Market, the Dow Jones Retailers Broadline Index ("Industry Index") which currently encompasses 26 companies, and the companies in the Family Clothing Retail industry (SIC Code 5651), a group currently encompassing 22 companies (the "SIC Index"). This information is provided through January 30, 1999, the end of fiscal 1998.




                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
AMONG FACTORY 2-U STORES, INC., NASDAQ MARKET INDEX, INDUSTRY INDEX
                                 AND SIC INDEX


EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC



                                                 FISCAL YEAR 1998
                                                   (1991 = 100)

                                                  NASDAQ
MEASUREMENT PERIOD       FACTORY 2-U STORES,     COMPOSITE      INDUSTRY
FISCAL YEAR COVERED)              INC.             INDEX         INDEX          SIC INDEX
1994                          100.00              100.00         100.00         100.00
1995                           21.62               94.51          87.31          82.47
1996                           28.83              132.32          92.09         100.02
1997                           28.83              174.14         108.17         118.71
1998                           22.07              205.11         157.26         209.49
1999                          172.97              320.12         252.76         428.62


The composition of the Industry Index is as follows: Ames Department Store, BJ's Wholesale Club Inc., Bon-Ton Stores Inc., Buckle Inc., Coles Myer Ltd.,Controladora Comer Mex, Daiei Inc ADR, Dayton Hudson Corp., Dillard's Inc., Dollar General Corp., Duckwall-Alco Stores Inc., Family Dollar Stores Inc., Federated Dept Stores, Fred's Inc., J.W. Mays Inc., K Mart Corp., May Department Stores, Pamida Holdings Corp., J.C. Penney Co. Inc., Pricesmart Inc., Saks Inc., Sears, Roebuck & Co., Shopko Stores Inc., Stein Mart Inc., Value City Dept Stores and Wal Mart Stores Inc.

The composition of the SIC Index is as follows: Abercrombie & Fitch Co., American Eagle Outfitter, Big Dog Holdings Inc., Buckle Inc., Burlington Coat Factory Warehouse, Chico's FAS Inc., Children's Place Retail Stores, Designs Inc., Factory 2-U Stores, Inc., Filene's Basement Corp., Gadzooks Inc., Gap Inc., Goody's Family Clothing, Gymboree Corp., Harold's Stores Inc., K&G Mens Center Inc, Nordstrom Inc., Ross Stores Inc., Stein Mart Inc., Syms Corp., Urban Outfitters Inc., and Wilsons the Leather Expt.

         Source:  Media General Financial Services


                                   PROPOSAL 2

                   PROPOSAL TO REDUCE AUTHORIZED COMMON STOCK

We believe the number of shares of Common Stock we are authorized to issue is unusually high compared with the number of shares which are outstanding or which we are committed to issue. Therefore, on March 23, 1999, our Board of Directors approved an amendment to our Certificate of Incorporation which would reduce the number of shares of Common Stock we are authorized to issue to 35,000,000 shares. Our Board of Directors recommends that our stockholders vote to approve that amendment to our Certificate of Incorporation.

Currently, our Certificate of Incorporation authorizes us to issue up to 80,000,000 shares of Common Stock. However, we have only 12,114,124 shares outstanding and 1,892,938 shares reserved for issuance on exercise of outstanding stock options or warrants. We believe it is unusual for a company with publicly traded shares to be authorized to issue that high a multiple of the number of shares which are outstanding or which the company is committed to issue. The high number of authorized shares compared to outstanding or committed shares reduces one element of stockholder control of issuances of additional shares (however NASDAQ rules give stockholders control over significant share issuances so long as we are subject to those rules). Also, because the annual Delaware Franchise Tax we must pay is based on the number of shares we are AUTHORIZEd to issue, not the number of shares which are OUTSTANDING, the large number of shares we are authorized to issue significantly increases our Delaware Franchise Tax. At the current price of our shares, reducing the number of shares we are authorized to issue to 35,000,000 shares would lower our Delaware Franchise Tax payments by approximately $80,000 per year.

Until November 1998, there was a reason for us to be authorized to issue a large number of shares of Common Stock. As recently as September 30, 1998, we had 5,004,122 outstanding shares of Common Stock and 3,638,690 outstanding shares of Series A Preferred Stock and 35,360 outstanding shares of Series B Preferred Stock (which were convertible into a total of 27,921,352 shares of Common Stock) and outstanding options and warrants entitling the holders to purchase as many as 5,083,440 shares of Common Stock and warrants to purchase as many as 320,000 shares of Series A Preferred Stock (which were convertible into 819,520 shares of Common Stock). Therefore, if all our outstanding Series A and Series B Preferred Stock had been converted, and all the outstanding options and warrants had been exercised, we would have had 38,828,434 shares of Common Stock outstanding. That would have been approximately half the number of shares we were authorized to issue.

In November 1998, however, we carried out a Recapitalization under which our outstanding Common Stock became a smaller number of shares, all our Series A and Series B Preferred Stock was converted into a reduced number of shares of Common Stock and the number of shares subject to options and warrants was reduced. Following the Recapitalization, we had 11,275,381 outstanding shares of Common Stock, we had no outstanding convertible securities and our outstanding options and warrants entitled the holders to acquire 1,811,081 shares. We then sold 800,000 shares to people who exercised stock purchase rights we distributed to our stockholders. We currently have 12,114,124 outstanding shares of Common Stock and options and warrants entitling the holders to purchase an additional 1,892,938 shares.

Our Board of Directors believes it is appropriate for us to be authorized to issue, without further stockholder action (other than as required by NASDAQ rules or rules of a stock exchange or other market on which our shares may in the future be traded) between two and three times the number of shares which are outstanding or subject to outstanding options or warrants. Our Board believes that our being authorized to issue more shares than that (a) unduly reduces the control our stockholders have over when we can issue additional Common Stock and
(b) unnecessarily increases the Delaware Franchise Tax we are required to pay. If the number of shares we are authorized to issue is reduced, as proposed, to 35,000,000 shares, we will still be authorized to issue more than twice the number of shares which currently are outstanding or are subject to outstanding options or warrants. Our Board believes that is sufficient. If, in the future, it appears we may need authorization to issue more than 35,000,000 million shares, we can seek stockholder approval to increase the number of shares we are authorized to issue.

VOTE REQUIRED

Approval of the proposed amendment to our Certificate of Incorporation requires the affirmative vote of holders of a majority of the outstanding shares of our Common Stock. Three Cities Fund II L.P. and Three Cities Offshore II, C.V., which together own 33.4% of our Common Stock, have said they intend to vote in favor of the proposed amendment. Therefore, the proposed amendment will be approved if it receives the affirmative vote of holders of 25% of the shares which the two Three Cities funds do not own.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO REDUCE THE NUMBER OF SHARES OF COMMON STOCK WE ARE AUTHORIZED TO ISSUE TO 35,000,000 SHARES.


                                   PROPOSAL 3

                INDEPENDENT PUBLIC ACCOUNTANTS AND ANNUAL REPORT



Upon recommendation of the Audit Committee, the Board of Directors has appointed Arthur Andersen as the Company's independent accounting firm to audit the Company's financial statements for the year ending January 29, 2000. The stockholders are being asked to ratify that appointment.

Arthur Andersen LLP audited the Company's financial statements for the year ended January 30, 1999. Representatives of that firm are expected to be present at the Annual Meeting of Stockholders to answer questions. They will be given an opportunity to make a statement if they wish to do so.

The affirmative vote of a majority of the votes cast on this proposal will constitute ratification of the appointment of Arthur Andersen.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE FOR ADOPTION OF THIS PROPOSAL.



                                 OTHER MATTERS

The Company's management knows of no other matters which will be presented for action at the meeting. If any other matters properly come before the meeting, the persons voting the management proxies will vote them in accordance with their best judgment.

FILING OF REPORTS

To the best of the Company's knowledge, no director, officer, or beneficial owner of more than 10% of the Company's stock failed to file on a timely basis reports required by Section 16(a) of the Securities and Exchange Act of 1934, as amended, during the year ended January 31, 1999, except that the following reports were filed late: one report for one transaction by Michael M. Searles, one report for one transaction by Jonathan W. Spatz, two reports for four transactions for H. Whitney Wagner, three reports for five transactions by Peter
V. Handal, two reports for two transactions by James D. Somerville and one report for five transactions by Ronald Rashkow..

STOCKHOLDERS' PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

Proposals which stockholders wish included in next year's Proxy Statement must be received at the Company's principal executive offices at 4000 Ruffin Road, San Diego, California 92109 no later than January 29, 2000.



By Order of the Board of Directors



Wm. Robert Wright II
SECRETARY


Dated: ________, 1999

                                     PROXY
                            FACTORY 2-U STORES, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned stockholder of Factory 2-U Stores, Inc., appoints Michael Searles, Jonathan W. Spatz and Wm. Robert Wright II, or any of them individually, with full power of substitution, as attorneys and proxies of the undersigned to appear at the Annual Meeting of Stockholders of FACTORY 2-U STORES, INC., to be held on June 23, 1999, and at any and all adjournments of that meeting, and there to act for the undersigned and vote all shares of common stock of FACTORY 2-U STORES, INC. standing in the name of the undersigned, with all the powers the undersigned would possess if personally present, as indicated on the reverse side.

THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF FACTORY 2-U STORES, INC. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF TWO DIRECTORS TO HOLD OFFICE UNTIL THE ANNUAL MEETING OF STOCKHOLDERS IN 2002 AND UNTIL THEIR SUCCESSORS ARE ELECTED, FOR THE PROPOSAL TO APPROVE THE REDUCTION OF AUTHORIZED SHARES OF COMMON STOCK, AND FOR THE PROPOSAL TO RATIFY THE SELECTION OF ARTHUR ANDERSEN LLP AS INDEPENDENT ACCOUNTANTS.

                       (COMPLETE AND SIGN ON REVERSE SIDE)













PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                            FACTORY 2-U STORES, INC.

                                  JUNE 23, 1999

                 Please Detach and Mail in the Envelope Provided

EXAMPLE:

A.       /X/      Please mark your votes as indicated in this example.


1.       ELECTION OF DIRECTORS:

Nominees:         Ira Neimark
                  Michael M. Searles

/  /     FOR all nominees listed above (except as marked to the contrary below).

/  /     WITHOUT AUTHORITY to vote for any nominee listed above.

     INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

==============================================================================


2. APPROVAL OF THE REDUCTION OF AUTHORIZED SHARES OF COMMON STOCK:


/  /     FOR

/  /     AGAINST

/  /     ABSTAIN


3. RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT ACCOUNTANTS FOR FACTORY 2-U STORES, INC.

/  /     FOR

/  /     AGAINST

/  /     ABSTAIN



4.       ANY OTHER BUSINESS

In their discretion, the Proxies are authorized to vote upon any other business that may properly come before the meeting.


---------------------------------
Signature

---------------------------------
Signature, if held jointly

Dated: ______________, 1999

NOTE: Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.